Exhibit 10.1

NOTE: THROUGHOUT THIS DOCUMENT, CERTAIN CONFIDENTIAL MATERIAL CONTAINED HEREIN HAS BEEN OMITTED AND HAS BEEN SEPARATELY FILED WITH THE COMMISSION. EACH PLACE WHERE SUCH AN OMISSION HAS BEEN MADE IS MARKED WITH AN [***]

Strategic Alliance Agreement

This Strategic Alliance Agreement (this “Agreement”), between PR Newswire Association LLC, a Delaware limited liability company with offices at 350 Hudson Street, New York, New York 10014 (hereinafter “PRN”) and EDGAR Online, Inc., a Delaware corporation whose registered office is at 122 East 42nd Street, New York, New York 10168 (“EOL”) is effective as of Feburary 12, 2010 (the “Effective Date”).

RECITALS

WHEREAS, PRN markets and sells certain communications solutions that focus on compliance (regulatory filings and printing) (collectively, the “PRN Service Offerings”) including, among others, solutions focused on the investor relations (“IR”) market;

WHEREAS, EOL creates, markets and sells certain data and software solutions that focus on, among other things, XBRL tagging, IR, data and analytics solutions and is the proprietor of the service that provides an automated XBRL platform and related analytical tools that is described in Schedule A (“EOL XBRL Service”);

WHEREAS, subject to the terms and conditions of this Agreement, PRN wishes to offer the EOL XBRL Service as part of the PRN Service Offerings to its client base (“XBRL Offering”) and EOL and PRN have agreed to work together to promote, market and sell the XBRL Offering in the Territory as stand-alone service and/or as part of bundled service offerings.

NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

1.	DEFINITIONS

1.1 Capitalized terms used in this Agreement have the meanings set forth below or as otherwise specifically defined in this Agreement:

“Business Day” means a day other than Saturday, Sunday or any government holiday in New York, New York.

“Contract Year” shall mean the twelve (12) month period beginning on the Effective Date and on each anniversary thereof.

“Customer” shall mean an entity in the Territory that subscribes for the XBRL Offering pursuant to an agreement between the Customer and PRN.

“Intellectual Property Rights” shall mean all forms of intellectual property rights and protections including without limitation, all right, title and interest arising under U.S. common and statutory law and the laws of other countries to all: (i) patents and all filed, pending or potential applications for patents, including any reissue, reexamination, division, continuation or continuation-in-part applications throughout the world now or hereafter filed; (ii) trade secret rights and equivalent rights; (iii) copyrights, other literary property or authors rights, whether or not protected by copyright or as a mask work; and (iv) proprietary addresses and indicia, trademarks, trade names, symbols, logos, brand names and/or domain names.

“Marks” refers to a party’s trademarks, trade names, and service marks, as set forth on Schedule B.

“Territory” refers to the United States, Europe, the Middle East, Africa, Asia and Latin America.

2.	PRN’S DUTIES

2.1	Sales Promotion. PRN shall solicit orders for, market and promote the sale of the XBRL Offering in the Territory, which shall involve, among other things: (i) meeting with potential customers regarding the XBRL Offering and working with EOL to provide demonstrations to potential customers; (ii) marketing and promoting the XBRL Offering to potential customers in accordance with guidelines provided and updated from time to time by EOL; and (iii) following up on and closing specific opportunities and customer prospects; and promoting the XBRL Offering on its website, mailings to clients and other standard corporate messages to potential customers.

2.1.1	Retail Prices of the XBRL Offering. PRN shall have the right to determine the retail price to Customers of the XBRL Offering. Notwithstanding the above, subject to Section 2.1.2 hereof, PRN shall pay EOL the fees for EOL’s services, specifically the Annual Integration Fees and the Variable XBRL Conversion Fees, as set forth under Schedule C hereto regardless of the retail prices PRN uses in the market directly with customers.

2.1.2	Customer Invoicing & Collections.

PRN shall be solely responsible for managing customer contract, billing and collections. PRN shall have up to sixty (60) days to collect any fees for EOL’s services under Section 2.1.1 with respect to a particular company before the net payment terms (30 days) set forth in Section 6.4 apply, thereby having a total of ninety (90) days to pay EOL before such payments are past due. PRN may withhold one percent (1%) of billings for a collection allowance. This allowance will be reviewed by the parties (as compared to actual results) on an annual basis to determine if adjustments need to be made on a going forward basis.

2.1.3	Sales Reporting.

PRN shall provide monthly reports on PRN’s sales of the XBRL Offering..

2.1.4	Marketing Materials.

(i) PRN, in collaboration with EOL, will prepare all marketing materials and will obtain EOL’s approval in writing, which approval shall not be unreasonably withheld, of the content and format of all marketing materials.

(ii) PRN will market, promote and sell the XBRL Offering using (subject to subsection (i) of this Section 2.1.4 and Section 10) the brand “Vintage XBRL Solution, powered by EDGAR Online”.

(iii) The logos and font used in each party’s Marks are set forth in Schedule B. Each party’s Marks will always be equal in size.

2.1.5	Acceptance and Processing of Orders. All orders solicited by PRN for the purchase of the XBRL Offering, shall be processed by PRN in accordance with Section 4 and the service level agreement attached hereto in Schedule A (the “SLA”).

2.1.6	Delegation of Duties. EOL and PRN expressly agree that: (i) either party may delegate performance of its duties and obligations under this Agreement to any affiliate of either without the other party’s consent; and (ii) upon the written consent of the other party (which shall not be unreasonably delayed or withheld) either party may delegate performance of its duties and obligations under this Agreement to any non-affiliated third party, provided however that any such delegation will not relieve either party of its responsibility and liability for any activities performed by its delegate.

2.2	Customer Support:

2.2.1	First Line of Support. PRN Agrees to serve as a first line of support with Customers taking Customer phone calls and collecting Customer issues in accordance with the procedures set forth in the SLA.

2.2.2	PRN Gatekeeper. PRN agrees to appoint a single gatekeeper that will serve as the single point of contact between PRN sales and support organizations and EOL. The PRN Gatekeeper will be responsible for managing (i) job scheduling, (ii) customer issue queuing, (iii) PRN sales organization communication and (iv) issue reporting and resolution with EOL.

3.	EOL’S DUTIES

3.1	Sales Promotion.

3.1.1

Sales Support. At PRN’s request, EOL shall (i) assist PRN in the sales and promotion of the XBRL Offering, (ii) prepare service quotes on custom jobs or jobs involving detailed footnotes for prospective Customers and (iii) attend and assist PRN in offering PRN-scheduled sales presentations and XBRL Offering demonstrations. PRN recognizes that EOL’s sales organization will be unable to support every presentation and demonstration and will use commercially reasonable judgment in working with EOL to establish scheduling and sales-support strategies.

3.1.2	Annual Wholesale Volume Pricing. EOL will provide PRN with its published annual volume based wholesale pricing schedule thirty (30) days prior to each anniversary of the Effective Date of this Agreement.

3.1.3	Service. Subject to the terms of the SLA, EOL shall provide the XBRL Offering to those Customers that have registered with PRN to use the XBRL Offering, establish a Customer account for such Customers and manage access and permissions as needed.

3.1.4	Training. Subject to the terms of the SLA, EOL will provide user training in use of reviewers guide to all new Customers.

3.1.5	Marketing. In accordance with Section 2.1.4, EOL will support PRN to design and outline all promotional and/or advertising materials for the XBRL Offering that are reasonably necessary or useful for PRN to market and sell the XBRL Offering in accordance with PRN’s obligations hereunder.

3.1.6	Sales Training. EOL will provide the PRN sales force with training covering the use, marketing and sale of XBRL Offering as the parties mutually agree.

3.2	XBRL Offering Support

3.2.1	Customer Support. EOL will provide Customers support and service as described in the SLA. Other service levels may be agreed upon between PRN and EOL to support customers at a more detailed level.

3.2.2	EOL Gatekeeper. EOL will provide an EOL gatekeeper that will be responsible for managing the PRN–EOL queue and all PRN issues/questions/communication. PRN will direct issues, questions, communication and queue management through the EOL Gatekeeper.

3.2.2	XBRL Offering Support. EOL will: (i) promptly respond to and address PRN’s reasonable inquiries and other requests for information about the XBRL Offering; and (ii) respond to and resolve issues and problems raised by Customers through the PRN and EOL Gatekeepers in connection with the performance of the XBRL Offering in accordance with the SLA.

3.2.5	Queue Management Software Access. EOL shall provide PRN with access to queue management software used by EOL that will allow PRN to dynamically manage the PRN customer filings in its queue.

3.3	Escrow. Within thirty (30) days of the Effective Date, EOL and PRN will enter into an escrow agreement with a third party escrow agent, acceptable to EOL and PRN, under which EOL will agree to deposit the Source Code (as defined in Schedule F) with the escrow agent. The escrow agent’s obligations with respect to the Source Code will be set forth in an escrow agreement. The escrow agreement will (i) designate PR Newswire Association LLC (on behalf of PRN) as a third party beneficiary, and (ii) require the escrow agent to provide PR Newswire with written notice of the initial and each subsequent Source Code deposit, all as set forth in detail under Schedule F. PRN agrees to pay all fees and expenses incurred related hereto, including those of the Escrow Agent.

4.	XBRL OFFERING ORDER PROCESS

4.1	All orders solicited by PRN for the purchase of the XBRL Offering, shall be processed in accordance with the SLA and this Section 4. All orders shall be subject to the written approval of and acceptance by EOL (which acceptance shall not be unreasonably withheld or delayed) before becoming binding obligations of EOL. Acceptance of an order by EOL shall be deemed to have occurred upon the earlier of: (i) EOL’s issuance of an email order confirmation to PRN; or (ii) EOL’s commencement of the activities set forth in the SLA.

4.2	Upon receipt of an order for the XBRL Offering, PRN shall notify EOL in accordance with the procedures set forth in the SLA, and shall provide EOL the Customer information set forth in Schedule D. EOL reserves the right to, from time to time upon notice to PRN, modify the information required under Schedule D as changes to the nature of the EOL Solutions so require.

5.	OTHER TERMS

5.1 Non-Exclusive. EOL will provide the EOL XBRL Services to PRN for the XBRL Offering on a non-exclusive basis. During the term of this Agreement, if EOL receives an offer to deliver the EOL XBRL Services exclusively to a third party for distribution to customers, EOL shall use best efforts to provide PRN an opportunity to make an offer for such exclusivity (the “Exclusivity Offer”). However, EOL shall have no obligation to accept any such proposition and PRN must make an offer to EOL within five (5) business days of EOL’s Exclusivity Offer. If EOL or PRN do not elect to enter into an exclusive relationship with each other in accordance with the process set forth herein, then, notwithstanding any other provision of this Agreement, and EOL agrees with another party to enter into exclusivity, then either EOL or PRN may terminate the Agreement by providing thirty (30) days prior notice of such termination. In the event that EOL terminates the Agreement pursuant to this Section 5.1, EOL agrees that, for a period of four (4) months following the termination date of the Agreement, it will not directly or indirectly solicit any current customer of the PRN-EOL XBRL Offering unless specific communication is required to comply with other active customer agreements of EOL.

5.2	Employee Non–Solicit. During the Term and for a period of twelve (12) months thereafter, the parties hereto agree that each of them will not solicit or hire any personnel of the other party, without the prior written consent of the other party, provided, however, that (i) general solicitations for employment not specifically targeting such personnel shall not be considered a breach of this Agreement, (ii) the restrictions in this sentence shall not apply to persons who are referred to either party by search firms, employment agencies or other similar entities provided that such entities have not been instructed by such party to solicit the employees of the other party, and (iii) the restrictions in this sentence shall not apply in the event that the employee seeking employment by the other responded to a published advertisement, including web or other job postings or a job fair.

5.3	Customer Non-Solicit. During the Term and for a period of four (4) months following the termination date of the Agreement, EOL agrees that it will not directly solicit any then current customer of PRN that EOL is performing any services for or on behalf of PRN to purchase such services directly from EOL provided that the prohibition in this Section 5.3 shall not apply to the extent that (i) the customer is solicited by any third party other than EOL and EOL provides services based upon such third party solicitation, (ii) EOL solicits the customer for products or services that EOL is not then currently providing to such customer for or on behalf of PRN, and (iii) EOL can demonstrate that it had a prior business relationship with the customer prior to the Effective Date of this Agreement.

6.	FEES, INVOICES, PAYMENT & FORECASTING

6.1	Fees.

6.1.1 Integration Fees. In consideration of the costs for integrating and maintaining the infrastructure necessary for the EOL XBRL Services to be used in the XBRL Offering, PRN shall pay EOL the Integration Fees as set forth in Schedule C hereto.

6.1.2 XBRL Filing Fees. Within five business days of PRN’s receipt of fees pertaining to the XBRL Offering from a Customer in accordance with the SLA, PRN will pay EOL the XBRL Filing Fees. The XBRL Filing Fees for Year One are set forth in Schedule C hereto. The XBRL Filing Fees for subsequent Contract Years shall be based upon EOL’s published annual volume based wholesale pricing schedule.

[***]

6.2

Determination of Future PRN Annual Minimum Fees. Section 6.1.3 sets forth PRN Annual Minimum Fees for the first twelve (12) months of the Initial Term (“Year One”) only. PRN Annual Minimum Fees for the second twelve (12) months of the Initial Term (“Year Two”), and final twelve (12) months of the Initial Term (“Year Three”) shall be negotiated and determined by the parties commencing 60 days prior to each of Year Two and Year Three, respectively. If the Agreement extends beyond the Initial Term (as defined in Section 9.1 hereof), the parties will negotiate PRN Annual Minimum Fees for

Renewal Terms commencing 60 days prior to the end of each previous term year. If the parties cannot agree to revised PRN Annual Minimum Fees for Year Two and/or Year Three within sixty (60) days prior to the end of each contract Year or renewal year, as applicable, then either party shall have the right to terminate the agreement pursuant to Section 9.4. The parties hereby agree and acknowledge that in negotiating and determining the Annual Minimum Fees, they shall base such fees on a percentage of the anticipated run rate for the applicable year consistent with the methodology used to determine the prior year’s minimum fees.

6.3	Invoices. EOL shall maintain a list of all processed XBRL jobs and any other services performed by EOL on behalf of Customers and the associated order numbers (i.e. that include the date of order from PRN and the processing date). EOL shall issue monthly invoices (referencing the order numbers, Customer name and processing date). All invoice and non-invoice correspondence will be sent to:

PR NEWSWIRE

Accounts Payable

[Insert Harborside Address]

6.4	Payment. All payment terms for orders shall be calculated based upon the date of invoice. EOL shall deliver invoices within five (5) days of invoice date. PRN shall pay EOL’s invoice amount not later than thirty (30) days following the date of said invoice.

6.5	Currency. The Price listed in each Order shall be in U.S. Dollars and shall be reflected in an invoice that is submitted in accordance with Schedule C.

6.6	Taxes. PRN shall be responsible to pay (or reimburse EOL for) any cost for any sales, retailer’s occupation, service occupation, value added, use or any other federal, state or local tax, required to be paid by EOL by virtue of the sale and provision of any services under this Agreement. PRN shall not be liable for any taxes of any nature based on the income of EOL.

6.7

Audits. During the Term and for a period of two (2) years thereafter (the “Audit Period”), each party hereto shall maintain complete, accurate and fully reproducible records of all its activities related to this Agreement which are reasonably necessary to enable an auditor to ascertain the accuracy of the fees invoiced or payments made under this Agreement (the “Records”). Each party hereto (the “Audited Party”) shall permit the other party (the “Auditing Party”) or its authorized representatives from time to time to examine the Audited Party’s Records. In the event that the Auditing Party or its authorized representatives determine that the amounts paid to the Auditing Party under this Agreement are less than the amounts that should have been paid to the Auditing Party, the Auditing Party shall notify the Audited Party in writing of the discrepancy. Within five (5) Business Days of receiving notice of the discrepancy, the parties shall enter into good faith negotiations to settle the dispute. In the event that the parties are unable to settle the dispute within fifteen (15) days thereafter, they shall submit the dispute to a mutually agreed upon independent auditor. If the independent auditor determines that the payments made to the Auditing Party are less than the actual payment due to the Auditing Party, the Audited Party shall pay to the Auditing Party any amounts due to the Auditing Party as determined by the independent auditor. Additionally, if the independent auditor determines that the payments made to the Auditing Party are more than five percent (5%) less more than the actual payment due to the Auditing Party, the Audited Party shall pay the auditing fees of such independent auditor. In the event that the independent auditor determines that the payments made to the Auditing Party are deficient but deficient by less than five (5%) percent of the actual payment due to the Auditing Party, the parties shall split equally the fees of the independent auditor. In the event that the independent auditor determines that the payments made to the Auditing Party were not deficient, the Auditing Party shall pay all of the fees of the independent auditor.

6.8	[***]

7. Additional Products or Services. The parties hereby agree to use commercially reasonable efforts to offer additional products or services based upon EOL’s IR, data and analytics solutions, including without limitation, a press release and/or 8k tagging, solution, data feeds for PRN’s online journalist and investor communities as well as data and intelligence products for such audiences. The development of any such products or services shall be subject to the terms, prices and conditions set out in a separate agreement between the parties.

8.	Ownership

8.1	EOL is the exclusive owner of and retains all right, title and interest in and to EOL’s Marks. Except as set forth in Section 10, nothing contained in this Agreement shall grant to PRN any right, title or interest in EOL’s Marks. At no time during or after the Term shall PRN challenge or assist others to challenge EOL’s Intellectual Property Rights in EOL’s Marks or the registration thereof or attempt to register any Marks confusingly similar to EOL’s Marks.

8.2	EOL is the exclusive owner of and retains all right, title and interest in and to the EOL XBRL Services. EOL has created, acquired, owns or otherwise has rights in, and may, in connection with the performance of the EOL XBRL Services and other services under the Agreement and the delivery of the XBRL Offering, use, provide, modify, create, acquire or otherwise obtain rights in, concepts, ideas, methods, methodologies, procedures, processes, know-how, techniques, models, templates and software (collectively, the “EOL Property”). PRN hereby recognizes that EOL retains all Intellectual Property Rights in the EOL XBRL Services, EOL Property and EOL Confidential Information, including, without limitation, all corrections, modifications and other derivative works thereto. PRN hereby assigns to EOL all Intellectual Property Rights it may now or hereafter possess in the EOL XBRL Services, EOL Property and EOL Confidential Information, and all derivative works thereof and agrees (i) to execute all documents, and take all actions, that may be necessary to confirm such rights, and (ii) to retain all proprietary marks, legends and patent and copyright notices that appear on the EOL XBRL Services, EOL Property and EOL Confidential Information delivered to PRN by EOL or its Customers and all whole or partial copies thereof.

PRN shall not have the right to copy, alter, modify, disassemble, reverse engineer, decompile, or create source code from any object code, of any computer software component of the XBRL Offering or any workflow or other services or any business processes or product or service plan from any of the materials provided by EOL or the EOL Property.

8.3	PRN is the exclusive owner of and retains all right, title and interest in and to PRN’s Marks. Except as set forth in Section 10, nothing contained in this Agreement shall grant to EOL any right, title or interest in PRN’s Marks. At no time during or after the Term shall EOL challenge or assist others to challenge PRN’s Intellectual Property Rights in PRN’s Marks or the registration thereof or attempt to register any Marks confusingly similar to PRN’s Marks.

9.	Effective Date/ Term / Termination

9.1	The initial term of this Agreement shall be for a period of three years, commencing on the Effective Date, unless terminated earlier in accordance with the provisions contained in this Agreement (the “Initial Term”). The Initial Term will be automatically renewed for an additional two (2) year term (the “Renewal Term,” and together with the Initial Term, the “Term”) unless either party gives the other written notice of its decision not to renew, at least ninety (90) day prior to the end of the Initial Term.

9.2	Either party may terminate this Agreement at any time on written notice to the other party if: (i) the parties mutually agree in writing to terminate this Agreement, (ii) the other party becomes insolvent and/or if the business of such other party is placed in the hands of a receiver, or trustee in bankruptcy, whether by voluntary act of such party or otherwise, or (iii) the other party breaches a material provision of this Agreement, which breach is either not cured within thirty (30) days after receipt of notice from the non-breaching party or is incapable of being cured.

9.3	[***]

9.4	Termination for Failure to Agree on PRN Annual Minimum Fees Pursuant to Section 6.2. If the parties cannot reach agreement on the PRN Annual Minimum Fees for Year Two, Year Three, or any renewal year in accordance with the procedures set forth in Section 6.2 hereof by the anniversary of the Effective Date of each respective contract year, then either party may give the other notice of termination of this Agreement during the sixty (60) day period following the commencement of each contract year or renewal year, as applicable, such termination to be effective one hundred and twenty (120) days following such notice.

9.5	Upon expiration or termination of this Agreement, EOL shall also be entitled to invoice PRN the fees due for services rendered and taxes due pursuant to this Agreement but not yet invoiced or collected as of such expiration or termination date (as the case may be) and PRN shall pay such invoices in accordance with Section 6.2.

9.5	Effect of Termination. Upon termination of this Agreement for any reason:

(i) EOL shall continue to provide EOL XBRL Services for the XBRL Offering sold by PRN to a Customer prior to the date of termination through the earlier of: (A) the duration of the subscription periods entered into by PRN with such Customers; or (B) a period of twelve (12) months;

(ii) the rights granted to PRN to market, promote and sell the XBRL Offering shall immediately terminate; and

(iii) each party shall remove the other party’s Marks from its marketing materials (including its website) and, in the case of printed marketing materials, cease using and destroy such marketing materials containing the Marks of the other party and the licenses granted to use the other party’s Marks shall immediately terminate.

9.6	Survival of Certain Terms. Termination or expiration of this Agreement for any reason shall not release either party from any liabilities or obligations set forth in this Agreement which (i) the parties have expressly agreed shall survive any such termination or expiration, or (ii) remain to be performed or by their nature would be intended to be applicable following any such termination or expiration, including Sections 8 (Ownership); 10.3, 10.4 and 10.5 (Trademark Usage); 11 (Confidentiality); 12.5 (Disclaimer of Warranties); 13 (Third Party Indemnification); 14 (Disclaimer of Liability); and 15 (Miscellaneous Clauses).

10.	Trademark Usage

10.1	Subject to the provisions of Section 8, EOL hereby grants to PRN a non-exclusive, fully-paid up, royalty-free license to use the EOL Marks during the Term within the Territory for the purposes of the marketing, promotion and sale of the EOL Solutions as a standalone product or as part of the XBRL Offering, EOL’s IR solutions and data and analytics products and any new products developed jointly by the parties (if any) to Customers and potential Customers.

10.2	Subject to the provisions of Section 8, PRN hereby grants to EOL a non-exclusive, fully-paid up, royalty-free license to use the PRN Marks during the Term within the Territory for the purposes of preparing marketing materials pursuant to Section 3.1.1.

10.3	Use by one party of the other party’s Marks for any purposes shall be approved by the other party in writing before any such use (such approval not to be unreasonably withheld).

10.4

Neither party shall (i) use the other’s Marks in a way which would cause any person reasonably to infer that the parties are affiliated with or acting on behalf of each other; provided, however, that the foregoing shall not be construed to prohibit PRN from marketing the XBRL Offering as set forth in Section 2; and (ii) use or reproduce the other party’s Marks in any manner whatsoever other than as expressly permitted under this

Agreement. Each party reserves the right to amend its Marks or replace them with different Marks.

10.5	The parties acknowledge that every use of the other party’s Marks shall inure to the benefit of the other party and that the provisions of this Section 10 do not convey any right, title or ownership interest in the other party’s Marks or other intellectual property, by implication or otherwise, except as expressly provided in this Agreement. Neither party shall take any action which would impair the other party’s proprietary rights. Upon the termination or expiration of this Agreement for any reason, the licenses granted under Sections 10.1 and 10.2 shall be revoked and each party shall cease use the other party’s Marks.

11. CONFIDENTIALITY. Each party shall (i) not disclose, directly or indirectly, to any third party any portion of the Confidential Information of the other party except to affiliates or contractors who are performing services hereunder and agree to be bound by the restrictions of this Section 11, (ii) not use or exploit the Confidential Information of the other party in any way except for purpose of performing its obligations under this Agreement; (iii) promptly return or destroy, at the disclosing party’s option, all materials and documentation containing the Confidential Information upon termination of this Agreement; (iv) take all necessary precautions to protect the confidentiality of the Confidential Information received hereunder and exercise at least the same degree of care in safeguarding the Confidential Information as such party would with its own confidential information; and, (v) promptly advise the disclosing party in writing upon learning of any unauthorized use or disclosure of the Confidential Information. The term “Confidential Information” shall mean all non-public information that a party designates either in writing or orally as being confidential or that a reasonable person would deem to be confidential given the nature of the content or the manner of the disclosure, including without limitation the terms and conditions of this Agreement and all Source Code and trade secrets provided hereunder. If a party has any questions as to what constitutes such Confidential Information, that party shall consult with the other party. “Confidential Information” shall not include information the receiving party can document: (A) is or has become readily publicly available through no fault of the receiving party or its employees or agents; (B) is received from a third party lawfully in possession of such information and to the best of such party’s knowledge, lawfully empowered to disclose such information; (C) is rightfully in the possession of the receiving party prior to its disclosure by the other party; or (D) is independently developed by the receiving party without use of the disclosing party’s Confidential Information. The receiving party may make disclosures required by law or court order provided the receiving party uses reasonable efforts to limit disclosure and to obtain confidential treatment.

12.	REPRESENTATIONS AND WARRANTIES

12.1	General Warranty. Each party represents and warrants that: (i) it has full power and authority to grant to the other party the rights granted herein; and (ii) that its entry into this Agreement does not violate any Agreement it has with any other third party.

12.2	EOL Warranties: EOL represents and warrants that

(i) the EOL XBRL Services, as delivered, and the EOL Marks shall not infringe upon the Intellectual Property Rights of any third party provided that EOL shall not be responsible if such infringement results from (A) modifications to any part of the EOL XBRL Services or the results thereof that were not made by EOL; or (B) the use of the EOL XBRL Services in connection with another product or service (the combination of which caused the infringement); or (C) EOL’s compliance with PRN’s specific instructions for a bundled product.

(ii) EOL shall perform its services in a professional manner in accordance with the SLA.

(iii) The EOL XBRL Services will perform in accordance with the service levels contemplated by the SLA in Schedule A. and

(iii) EOL will perform all work called for by this Agreement in compliance with applicable laws.

12.3.	PRN Warranties. PRN represents and warrants that:

(i) it shall not, nor will its employees, modify, supplement, tamper with, compromise, or attempt to circumvent the EOL XBRL Service in any manner, including without limitation, any physical or electronic security or audit measures employed by EOL.

(ii) it will perform all work called for by this Agreement in compliance with applicable laws.

(iii) it will market and promote the XBRL Offering to its current customers and to and potential customers in a professional manner in accordance with the terms of this Agreement.

(iv)	the PRN Marks and, subject to the terms of Section 12.2(i), the XBRL Offering, if a bundled product, will not infringe upon the Intellectual Property Rights of any third party.

12.4	Performance Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THIS SECTION 12 CONTAINS THE ONLY WARRANTIES, EXPRESS OR IMPLIED, MADE BY PRN AND EOL. BOTH PARTIES EXPRESSLY DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, ACCURACY, COMPLETENESS OR ADEQUACY OF INFORMATION. EOL MAKES NO REPRESENTATION THAT THE OPERATION OF ITS SERVICE WILL BE UNINTERRUPTED OR ERROR-FREE, AND EOL WILL NOT BE LIABLE FOR THE CONSEQUENCES OF ANY INTERRUPTIONS OR ERRORS, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

12.5	DISCLAIMER OF WARRANTIES. THE SERVICES PROVIDED BY EOL ARE PROVIDED “AS IS” AND EOL MAKES NO CLAIMS OR WARRANTIES WITH RESPECT TO THE ACCURACY, AVAILABILITY OR RELIABILITY OF THE SERVICES. IN FURTHERANCE THEREOF, EOL EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING: WARRANTIES (A) OF MERCHANTABILITY, (B) OF FITNESS FOR A PARTICULAR PURPOSE, (C) OF UNINTERRUPTED OR ERROR-FREE SERVICE, (D) THAT ANY DESIRED RESULT MAY BE OBTAINED THROUGH USE OF ANY EOL SERVICE, (E) RELATING TO THE OPERATION, PERFORMANCE, DESIGN, AND/OR QUALITY OF THE SERVICE, OR (F) ARISING FROM A COURSE OF DEALING, TRADE USAGE OR TRADE PRACTICE OF ANY NATURE OR KIND.

13.	THIRD PARTY INDEMNIFICATION

13.1.	EOL shall indemnify and hold harmless PRN and its employees, directors, officers and principals from all claims, actions and demands (“Claims”) and shall pay any resulting liabilities, losses, damages, judgments, settlements, costs and expenses (including reasonable attorneys’ fees) incurred (collectively, “Loss”) as a result of a Claim within the Territory that the EOL XBRL Services or EOL Marks infringe the Intellectual Property Rights of any third party provided that EOL shall not be responsible if such infringement results from (i) modifications to any part of the EOL XBRL Services or the results thereof that were not made by EOL; (ii) the use of the EOL XBRL Services in connection with another product or service (the combination of which caused the infringement); or (iii) PRN’s gross negligence or willful misconduct.

13.2	PRN shall indemnify, defend, and hold harmless EOL and its employees, directors, officers and principals from and against any all Losses incurred result from or related to any Claim that the XBRL Offering, if a bundled offering, or PRN Marks infringe the Intellectual Property Rights of any third party.

14.	DISCLAIMER OF LIABILITY

14.1

TO THE FULLEST EXTENT PERMITTED BY LAW, UNLESS EXPRESSLY PROVIDED OTHERWISE UNDER THIS AGREEMENT, AND REGARDLESS OF WHETHER ANY REMEDY FAILS OF ITS ESSENTIAL PURPOSE, NEITHER PARTY WILL BE LIABLE TO OR THROUGH THE OTHER FOR ANY SPECIAL OR CONSEQUENTIAL DAMAGES OF THE OTHER PARTY (INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS) ARISING OUT OF ANY PERFORMANCE OF THIS AGREEMENT OR IN FURTHERANCE OF THE PROVISIONS OR OBJECTIVES OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; provided that the foregoing disclaimer shall not apply to (i) damages resulting from a party’s breach of its obligations under Section 10 (Trademark Usage); or Section 11 (Confidentiality); (ii) damages resulting from a party’s gross negligence or willful misconduct; (iii) any personal injury, death, or tangible property damage; (iv) either party’s indemnification obligations under this Agreement or to the extent included in an award for which a party is indemnified hereunder or (v) a breach of PRN’s payment obligations under this Agreement.

14.2	Except for (i) damages incurred as a result of (A) a party’s breach of its obligations under Section 10 (Trademark Usages); or Section 11 (Confidentiality); (B) a party’s gross negligence or willful misconduct; or (C) personal injury, death, or tangible property damage; (ii) each party’s indemnification obligations hereunder or (iii) a breach by PRN of its payment obligations, notwithstanding anything herein to the contrary, the entire liability of EOL or PRN in connection with this Agreement (whether based on breach of contract, breach of warranty, negligence or any other legal theory) shall not exceed, in the aggregate, the total amount of One Million Five Hundred Thousand (US$ 1,500,000) dollars.

15.	MISCELLANEOUS CLAUSES

15.1	Notices. All notices to be given under this Agreement must be in writing addressed to the receiving party’s designated recipient specified in Schedule E. Notices are validly given upon receipt via overnight courier, certified mail, postage prepaid, or hand delivered. Either party may change its address for purposes of notice by giving notice to the other party in accordance with these provisions.

15.2	Schedules. Each Schedule attached to this Agreement is deemed a part of this Agreement and incorporated herein wherever reference to it is made.

15.3	Independent Contractors. The relationship of the parties established under this Agreement is that of independent contractors and nothing in this Agreement shall be deemed to create any partnership, joint venture, relationship of agent and principal or employee and employer or to provide either party with any right, power, or authority, whether express or implied, to create any duty or obligation on behalf of the other party, except as expressly stipulated in this Agreement.

15.4

Assignment. Upon thirty (30) days’ prior written notice to the other party, either party may assign this Agreement in its entirety to: (a) an Affiliate; (b) or a successor in interest to the business of the other party in connection with any merger, consolidation, sale of all or substantially all of such party’s assets, or any other transaction in which more than fifty percent (50%) of such party’s voting securities are transferred, provided that such assignee is able to and does fulfill the obligations of the assignor hereunder. For the purposes of this Agreement, “Affiliate” means, with respect to either party, a company directly or indirectly controlling, controlled by, or under common control with such party. For purposes of the foregoing definition, “control” shall mean ownership of a majority of the voting shares or voting interests of a company. Except as expressly provided in the foregoing sentence, neither party shall assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Notwithstanding the above, a non-assigning party may prohibit an assignment to a competing entity if in its reasonable opinion such assignment would be detrimental to the performance of this Agreement or to the non-assigning party’s business.

15.5	No Waiver. The waiver of any term, condition, or provision of this Agreement must be in writing and signed by an authorized representative of the waiving party. Any such waiver will not be construed as a waiver of any other term, condition, or provision except as provided in writing, nor as a waiver of any subsequent breach of the same term, condition, or provision.

15.6	Headings. The Section headings used in this Agreement are for convenience of reference only.

15.7	Expenses. Except as expressly stipulated otherwise in this Agreement, each party shall bear its own expenses incurred in connection with carrying out its obligations under this Agreement.

15.8	Remedies Cumulative. Except as expressly set forth otherwise herein, the rights and remedies in this Agreement are cumulative and in addition to and may modify but are not in substitution for those provided in law and equity.

15.9	No Publication. Except as set forth herein, neither party may publicize or disclose to any third party, without the written consent of the other party, the terms of this Agreement. Without limiting the generality of the foregoing sentence, no press releases may be made without the mutual written consent of both parties. Notwithstanding the foregoing, either party shall have the right to disclose the details of this Agreement to its respective attorneys, accountants and Board of Directors.

15.10	Severability. If any provision in this Agreement is held invalid or unenforceable by a body of competent jurisdiction, such provision will be construed, limited or, if necessary, severed to the extent necessary to eliminate such invalidity or unenforceability. The parties agree to negotiate in good faith a valid, enforceable substitute provision that most nearly effectuates the parties’ original intent in entering into this Agreement or to provide an equitable adjustment in the event no such provision can be added. The other provisions of this Agreement will remain in full force and effect.

15.11	Force Majeure. Except for the payment of fees outstanding under this Agreement, Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder on account of strikes, shortages, riots, insurrection, fires, flows, storms, explosion, acts of God, war, government action, acts of terrorism, earthquakes, internet interruptions, power outages or any other cause which is beyond the reasonable control of such party.

15.12

Entire Agreement. This Agreement, including all Schedules, Exhibits and other attachments incorporated into this Agreement by reference, comprises the entire understanding between the parties with respect to its subject matter and supersedes any previous communications, representations, or agreements, whether oral or written. For purposes of construction, this Agreement will be deemed to have been drafted by both parties. No modification of this Agreement will be binding on either party unless in writing and signed by an authorized representative of each party.

15.13	Governing Law. This Agreement will be governed in all respects by the laws of New York without reference to any choice of law provisions. Any dispute or claim arising out of or in connection with this Agreement shall be finally settled by the state and federal courts sitting in New York, New York. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorneys’ fees.

15.14	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original.

IN WITNESS WHEREOF the parties have entered into this Agreement as of the Effective Date first set forth above.

PR NEWSWIRE ASSOCIATION LLC		EDGAR ONLINE, INC.

By:	/s/ Scott Mozarsky	By:	/s/ Philip Moyer
	Name: Scott Mozarsky		Name: Philip Moyer
	Title: Executive Vice President		Title: CEO

SCHEDULE A

Service Level Agreement

[***]

SCHEDULE B

Marks

EOL:

PRN:

SCHEDULE C

Price Schedule

[***]

SCHEDULE D

Information Needed From Customers

SCHEDULE E

Notices: Designated Recipients

1.	PRN’s designated recipient for notices required under this Agreement shall be:

PR Newswire Association LLC

350 Hudson Street

New York, New York 10014

Attention: Scott Mozarsky

With a copy to:

Legal Department

PR Newswire Association LLC

350 Hudson Street

New York, New York 10014

1.	EOL’s designated recipient for notices required under this Agreement shall be:

EOL Online, Inc.

122 East 42nd Street

New York, New York 10168

Attention: Philip Moyer

With a copy to:

[                    ]

SCHEDULE F

Source Code Escrow

1.	Definitions.

“Licensed Material” refers to the technology platform and EOL XBRL Services provided by EOL as hosted in                     .

“Source Code” refers to human-readable computer programming code, associated procedural code, listings, flow charts, logic diagrams, software tools, executables, libraries, scripts and related and supporting Documentation corresponding to the software and all subsequent versions (including assembly, linkage and other utilities), suitable and sufficient to enable a person possessing reasonable skill and expertise in computer software and information technology (i) to build, load, and operate a machine-executable object code version of the software that is equivalent to the latest version of the software furnished by EOL, and (ii) to maintain, support, modify, improve and enhance the software.

“Release Event” refers to an event identified in Section 4.

2.	Escrowed Materials. Within thirty (30) days of Acceptance of Licensed Material, EOL will place in escrow with an independent and qualified escrow agent acceptable to PRN and EOL and at PRN’s cost and expense but contracted by EOL:

(i) one (1) copy of the Licensed Material in machine readable format including Source Code; and

(ii) one (1) copy of a comprehensive list of all Source Code modules of the Licensed Material.

Thereafter, and for so long as this Agreement is in effect, EOL will, within thirty (30) days of release, deposit all Source Code related for Updates to and Upgrades of the Licensed Materials with the escrow agent to ensure that the escrowed Source Code remains current with the latest version and revision of the Licensed Materials generally issued by EOL.

3	Escrow Agreement. The escrow agreement will designate PRN as a third party beneficiary.

4

Release Events. Subject to the release procedures set forth therein, the escrow agreement shall require the escrow agent to release and deliver the Source Code to PRN if: EOL (a) files a voluntary petition in bankruptcy, (b) makes a general assignment for the benefit of its creditors, (c) suffers or permits the appointment of a trustee or receiver for its business assets and such appointment is not dismissed within sixty (60) days from appointment, (d) becomes subject to any proceeding under any bankruptcy or insolvency law which is either consented to by EOL or is not dismissed within sixty (60) days; (e) initiates an action to wind up or liquidate its business voluntarily or otherwise; or (f)

ceases to do business in the ordinary course (without a successor); or (g) suffers, permits or initiates the occurrence of anything analogous to any of the events described in this sub-clause under the laws of any applicable jurisdiction.

5	License to Source Code. Upon release of Licensed Material in accordance with this Schedule E, PRN is granted a nonexclusive, non-sub-licensable (except to the limited extent set forth below), non-transferable, worldwide, limited license (which shall terminate as set forth in Section 7 of this Schedule E) to use, have used, executed, and reproduce the Licensed Material, and prepare limited derivative works thereof, in any medium or distribution technology, solely for the purposes of internally: (i) maintaining and supporting the Licensed Material (e.g. creating bug fixes); and (ii) causing the Licensed Material to comply with changes in applicable laws or regulations (“Source License”); PRN shall not disclose the Licensed Material to any person or entity, except its employees and third party contractors to the extent necessary for internal support and maintenance of the Software; provided that, (a) any such third parties are bound in writing by provisions no less protective of EOL and the Licensed Materials than those set forth in this Agreement; and (b) PRN shall be fully responsible for all acts and omissions of such third parties. The Source License shall immediately terminate if PRN (or any third party contractors of PRN) breaches this Section 5 and fails to cure such breach within ten (10) days from receipt of written notice thereof.

6	Confidential Treatment. The release of the Licensed Materials shall be deemed and treated as EOL’s Confidential Information.

7	This Schedule E shall survive the termination or expiration of the Agreement for the period during which Customer obligations remain to be fulfilled under applicable agreements.